UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 4, 2009
KELLY SERVICES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-1088	38-1510762

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999 WEST BIG BEAVER ROAD, TROY, MICHIGAN	48084

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (248) 362-4444
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On December 4, 2009, Kelly Services, Inc. (the “Company”) and Kelly Receivables Funding, LLC, a wholly owned bankruptcy remote special purpose subsidiary of the Company (the “Receivables Entity”), entered into a trade receivables securitization facility (the “Securitization”).
Pursuant to the Securitization, the Company and the Receivables Entity entered into a receivables purchase agreement, dated as of December 4, 2009, by and among the Company, as servicer, the Receivables Entity, as seller, the various letter of credit participants, purchasers and purchaser agents (the “Purchasers”) from time to time party thereto and PNC Bank, National Association, as administrative agent and letter of credit bank (the “Receivables Purchase Agreement”), and other related documents, pursuant to which the Company will sell certain trade receivables and related rights (“Receivables”), on a revolving basis, to the Receivables Entity. The Receivables Entity may from time to time sell an undivided variable percentage ownership interest in the Receivables to the Purchasers. Advances under the Receivables Purchase Agreement will be funded through the issuance of commercial paper by the Purchasers and will accrue interest based on the applicable commercial paper interest rate or discount rate, plus an applicable margin. The Securitization also allows for the issuance of standby letters of credit (“SBLC”). The combined maximum amount of Receivables financed or SBLCs issued pursuant to the Securitization will not at any time exceed $100 million. The Receivables Purchase Agreement will terminate in five years, unless terminated earlier pursuant to its terms. A copy of the form of the Receivables Purchase Agreement is filed as Exhibit 10.17 to this Current Report on Form 8-K and incorporated by reference herein.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth in Item 1.01 is incorporated by reference in this Item 2.03.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
10.17	Receivables Purchase Agreement, dated December 4, 2009.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 9, 2009	KELLY SERVICES, INC.
/s/ Patricia Little
Patricia Little
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.17	Receivables Purchase Agreement, dated December 4, 2009.

4